UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: December 29, 2006

(Date of earliest event reported)

THINK PARTNERSHIP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28050 US 19 North

Suite 509

Clearwater, Florida 33761
(Address of Principal Executive Offices)

(727) 324-0046
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

As previously reported, on December 12, 2006, Think Partnership Inc. (the “Company”) entered into separate legal agreements with the holders of the Company’s Series A Convertible Preferred Stock, pursuant to which each holder agreed to convert all of its shares of Preferred Stock into shares of the Company’s common stock.  As an inducement to effect the conversions, the Company agreed to issue additional warrants (“Warrants”) to the converting holders, exercisable for five years, to purchase up to an aggregate of 2,000,005 shares of common stock at an exercise price of $3.05 per share and an aggregate of 1,000,002 shares of common stock at an exercise price of $4.00 per share. Consummation of the conversions was subject to obtaining approval for listing by the American Stock Exchange of the shares of common stock underlying the Warrants on or before December 29, 2006.

Such American Stock Exchange listing approval was obtained on December 28, 2006. As a result, the conversion is now binding on all holders of Preferred Stock

Upon consummation of the conversions, all Preferred Stock holders will convert all $25 million worth of the remaining outstanding shares of Preferred Stock into an aggregate of 12.5 million shares of Company common stock.  The $2.00 per share conversion rate was established at the time the Preferred Stock was issued in March 2006.

Conversions have already commenced. Approximately 25% of the shares of Preferred Stock will convert immediately, while the remainder will convert over approximately the next 60 days.  Preferred dividends have already stopped accruing for all of the Preferred Stock.

The Company agreed with each converting holder to file, within 60 business days following demand from any holder of the Warrants, a registration statement covering the shares of common stock issuable upon the exercise of the Warrants issued to such holder. If the registration statement is not filed within 60 days after demand or does not become effective within 120 days following such demand, then the Company will be subject to monetary penalties of up to $500,000 in the aggregate. The exercise prices and the number of shares underlying the Warrants are subject to adjustment in certain instances, including if the Company issues common stock at a price below the exercise price of the Warrants.

Item 3.02               Unregistered Sales of Equity Securities

See Item 1.01 for a description of the Warrants being issued to the holders of the Company’s Series A Convertible Preferred Stock and the conversion of shares of Preferred Stock into shares of the Company’s common stock.  The Company will rely upon exemptions contained in Sections 3(9) and 4(2) of the Securities Act, as amended, or Regulation D promulgated thereunder to issue the Warrants and the shares of common stock in the transactions described herein.

Item 9.01                                             Financial Statements and Exhibits

 (d)                              Exhibits

99.1                           Press Release, dated December 29, 2006, entitled “Think Partnership Preferred Shareholders are now Committed to Conversion”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    December 29, 2006

THINK PARTNERSHIP INC.

By:	/s/ Scott P. Mitchell
Name:	Scott P. Mitchell
Title:	Chief Executive Officer